Thacher Proffitt & Wood LLP

Two World Financial Center

New York, New York 10281

October 6, 2005

Greenwich Capital Markets Inc. 600 Steamboat Road Greenwich, Connecticut 06830	Banc of America Securities LLC 214 North Tryon Street Charlotte, North Carolina 28255

Citigroup Global Markets, Inc. 390 Greenwich Street New York, New York 10005	HSBC Securities (USA), Inc. 452 Fifth Avenue, Ninth Floor New York, New York 10018

J.P. Morgan Securities Inc. 270 Park Avenue South New York, New York 10017	Lehman Brothers Inc. 745 Seventh Avenue New York, NY 10019

H&R Block Financial Advisors Inc. 719 Griswold Street Detroit, Michigan 48226	Standard and Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. 55 Water Street New York, New York 10041

Moody’s Investors Service, Inc. 99 Church Street New York, New York 10007	Fitch Ratings One State Street Plaza New York, New York 10004

Option One Mortgage Loan Trust 2005-4

Asset-Backed Certificates, Series 2005-4

Ladies and Gentlemen:

We have acted as counsel to Option One Mortgage Corporation (“Option One”) as a seller, as originator (in such capacity, the “Originator”) and as master servicer (in such capacity, the “Master Servicer”), Option One Owner Trust 2001-1A, Option One Owner Trust 2001-1B, Option One Owner Trust 2001-2, Option One Owner Trust 2002-3, Option One Owner Trust 2003-4, Option One Owner Trust 2003-5, Option One Owner Trust 2005-6 and Option One Owner Trust 2005-7, (each, a “Trust Seller” collectively with Option One, the “Sellers”) and Option One Mortgage Acceptance Corporation (the “Depositor”) in connection with (i) the Seller Sale Agreement, dated October 3, 2005 (the “Seller Sale Agreement”), among the Sellers and the Depositor, (ii) the Pooling and Servicing Agreement, dated as of October 1, 2005 (the “Pooling and Servicing Agreement”), among the Depositor, the Master Servicer and Wells Fargo Bank, N.A. (the “Trustee”), and the certificates issued pursuant thereto designated as Asset-Backed Certificates, Series 2005-4 (collectively, the “Certificates”), (iii) the Underwriting Agreement, dated October 3, 2005 (the “Underwriting Agreement”), among the

Depositor, Option One and Greenwich Capital Markets, Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., HSBC Securities (USA), Inc., JP Morgan Securities Inc., Lehman Brothers Inc. and H&R Block Financial Advisors Inc. (collectively, the “Underwriters”), (iv) the Purchase Agreement, dated October 5, 2005 (the “Purchase Agreement”), among the Depositor, Option One and Greenwich Capital Markets, Inc. and Banc of America Securities LLC (the “Initial Purchasers”), (v) the Prospectus Supplement, dated October 3, 2005 (the “Prospectus Supplement”), and the Prospectus to which it relates, dated October 3, 2005 (the “Base Prospectus” together with the Prospectus Supplement, the “Prospectus”) and (vi) the Private Placement Memorandum, dated October 5, 2005 (the “Private Placement Memorandum”). The Seller Sale Agreement, the Pooling and Servicing Agreement, the Underwriting Agreement and the Private Placement Memorandum are collectively referred to herein as the “Agreements.” Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in any opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary entity authorization, execution, authentication, payment, delivery and enforceability (as limited by bankruptcy and other insolvency laws) of and under all documents, and the necessary entity power and authority with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below. In rendering this opinion letter, except for any matter that is specifically addressed in any opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates. Each assumption herein is made and relied upon with your permission and without independent investigation.

In rendering this opinion letter, any opinion expressed herein with respect to the enforceability of any right or obligation is subject to (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law, (ii) the effect of certain laws, regulations and judicial and other decisions upon the availability and enforceability of certain remedies including the remedies of specific performance and self-help and provisions purporting to waive the obligation of good faith, materiality, fair dealing, diligence, reasonableness or objection to venue or forum, to confer subject matter jurisdiction on a federal court located within the State of New York to adjudicate any controversy in any situation in which such court would not otherwise have subject matter jurisdiction, to waive the right to jury trial, to impose a penalty or forfeiture, to release, exculpate or exempt a party from or require indemnification of a party for liability for its own action or inaction to the extent that the action or inaction includes negligence, recklessness or willful or unlawful conduct, to sever any provision of any agreement, to restrict access to legal or equitable remedies, to establish evidentiary standards, to appoint any person or entity as the attorney-in-fact of any other person or entity, to require that any agreement may only be amended, modified or waived in writing, to provide that all rights or remedies of any party are cumulative and may be enforced in addition to any other right or remedy, to provide that the election of a particular remedy does not preclude recourse to one or more remedies, to provide that the failure to exercise or the delay in exercising rights or remedies will not operate as a waiver of any such rights or remedies, to waive rights or remedies which can not be waived as a matter of law, to provide for set-off unless there is mutuality between the parties or to provide that any agreement is to be governed by or construed in accordance with the laws of any jurisdiction other than the State of New York, (iii) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties and (iv) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of any provision of any agreement which purports or is construed to provide indemnification with respect to securities law violations. However, the non-enforceability of any of the provisions referred to in foregoing clause (ii) will not, taken as a whole, materially interfere with the practical realization of the benefits of the rights and remedies included in any such agreement which is the subject of any opinion expressed below, except for the considerations referred to in foregoing clause (iv) and the consequences of any judicial, administrative, procedural or other delay which may be imposed by, relate to or arise from applicable laws, equitable principles and interpretations thereof. We do not express any opinion herein with respect to any law the violation of which would not have any material adverse effect on the ability of any party to perform its obligations under any agreement.

We have conducted no independent investigation with respect to the facts relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. This opinion letter is therefore based solely upon our review of the documents referred to herein. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter. In addition, if we indicate herein that any opinion is based on our knowledge, our opinion is based solely on such actual present knowledge of such attorneys.

In rendering this opinion letter, we do not express any opinion concerning any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States including without limitation the

Securities Act of 1933, as amended (the “1933 Act”) and Sections 860A through 860G (the “REMIC Provisions”) of the Internal Revenue Code of 1986, as amended (the “Code”) applicable to a real estate mortgage investment conduit (“REMIC”) and applicable regulations thereunder and current judicial and administrative authority with respect thereto. We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

Based upon and subject to the foregoing, it is our opinion that:

1.

Each of the Agreements to which the Option One or the Depositor is a party (to the extent that the laws of the State of New York are designated therein as the governing law thereof), assuming the necessary power and authority therefor and authorization, execution and delivery thereof by the parties thereto (other than any party as to which we opine to that effect herein) and the enforeability thereof (except as limited by bankruptcy and other insolvency laws) against the other parties thereto, is a valid and legally binding agreement under the laws of the State of New York, enforceable thereunder in accordance with its terms against the Depositor or the Option One, as the case may be.

2.

The Certificates, assuming the necessary entity power and authority therefor, authorization, execution, authentication and delivery thereof and payment therefor in accordance with the applicable Agreements, are validly issued and outstanding and are entitled to the benefits of the Pooling and Servicing Agreement.

3.

Assuming the accuracy of and compliance with the factual representations, covenants and other provisions of the Agreements without any waiver or modification thereof, for United States federal income tax purposes within the meaning of the Code in effect on the date hereof, (i) each of REMIC 1, REMIC 2, REMIC 3, REMIC 4, REMIC 5 and REMIC 6 will qualify as a real estate mortgage investment conduit (“REMIC”) within the meaning of the REMIC Provisions, (ii) the REMIC 1 Regular Interests will represent ownership of “regular interests” in REMIC 1, and the Class R-1 Interest will constitute the sole class of “residual interests” in REMIC 1, (iii) the REMIC 2 Regular Interests will represent ownership of “regular interests” in REMIC 2, and the Class R-2 Interest will constitute the sole class of “residual interests” in REMIC 2, (iv) each class of Class A Certificates and Class M Certificates (exclusive of any right of the holders of such Certificates to receive distributions from the Net WAC Rate Carryover Reserve Account or the Swap Account in respect of the Net WAC Rate Carryover Amount or the obligation to make payments to the Swap Account), the Class C Interest, the Class P Interest and the Class SWAP-IO Interest will represent ownership of “regular interests” in REMIC 3 and will generally be treated as debt instruments of REMIC 3, and the Class R-3 Interest will constitute the sole class of “residual interests” in REMIC 3, (v) the Class C Certificates will represent ownership of “regular interests” in REMIC 4 and will generally be treated as debt instruments of REMIC 4, and the Class R-4 Interest will constitute the sole class of “residual interests” in REMIC 4, (vi) the Class P Certificates will represent ownership of “regular interests” in REMIC 5 and will generally be treated as debt instruments of REMIC 5, and the Class R-5 Interest will constitute the sole class of “residual interests” in REMIC 5, (vii) REMIC 6 Regular Interest SWAP-IO will represent ownership of “regular interests” in REMIC 6 and will generally be treated as debt instruments of REMIC 6, and the Class R-6 Interest will constitute the sole class of “residual interests” in REMIC 6, (viii) the Class R Certificates will represent ownership of the Class R-1 Interest, the Class R-2 Interest and the Class R-3 Interest and (ix) the Class R-X Certificates will represent ownership of the Class R-4 Interest, the Class R-5 Interest and the Class R-6 Interest.

We hereby consent to the filing of this opinion letter as an Exhibit to the Current Report of the Registrant on Form 8-K and to the Registration Statement, to the use of our name in the Prospectus and Prospectus Supplement under the heading “Legal Matters” and to the filing of this opinion letter as an exhibit to any application made by or on behalf of the Registrant or any dealer in connection with the registration or qualification of the Certificates under the securities law of any State of the United States or other jurisdiction, without admitting that we are “persons” within the meaning of Section 7(a) or I I (a)(4) of the 1933 Act, or “experts” within the meaning of Section 11 thereof, with respect to any portion of the Registration Statement.

Very truly yours,

By: /s/ Thacher Proffitt & Wood LLP